                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934



Date of Report (Date of earliest event reported)
                                                April 14, 1999 (March 31, 1999)



                         RTI INTERNATIONAL METALS, INC.
             (Exact name of registrant as specified in its charter)



     Ohio                        001-14437                      52-2115953
(State or other                 (Commission                 (I.R.S. Employer
jurisdiction of                 File Number)               Identification No.)
incorporation)



                               1000 Warren Avenue
                                     Niles, OH                         44446
                     (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code               (330) 544-7700

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

     On March 31, 1999, the Company's largest stockholder, USX Corporation ("USX"), announced that it terminated its ownership interest in the Company.

     USX irrevocably deposited with Chase Manhattan Trust Company, N.A. ("Chase") all of the 5,483,600 shares of the Company's Common Stock it previously owned. The deposit of the shares is in full satisfaction of USX's 6-3/4% Exchangeable Notes due February 1, 2000 (the "Notes"). Chase is the trustee under the note indenture and will hold the shares in trust for the benefit of the holders of the Notes until the shares are exchanged for the Notes on the maturity date. The Notes are exchangeable for shares of the Company on a variable basis up to one share per Note depending on the market price of the Company's shares at maturity. The maximum number of RTI shares deliverable upon maturity is 5,483,600 and the minimum is 4,645,706.

     The 5,483,600 shares of common stock previously owned by USX represents approximately 27% of the issued and outstanding shares of the Company. The Company does not believe that any of the Note holders will exercise control over the Company as a result of the distribution.

ITEM 5.  OTHER EVENTS.

     On April 9, 1999 the Company reached a tentative agreement with United Steelworkers of America Locals 2155 and 2155-7 (the "USWA Locals") on a new contract affecting about 500 employees at its Niles, Ohio facility. On April 12, 1999, a four and one-half year labor agreement with the USWA Locals was ratified, ending a work stoppage at the Niles facility which commenced on October 1, 1998.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       RTI INTERNATIONAL METALS, INC.


                                       /s/ TIMOTHY RUPERT
                                       ----------------------------
                                       Timothy Rupert
                                       Executive Vice President and
                                       Chief Financial Officer

Date:        April 14, 1998
             Niles, Ohio